Exhibit 3.6.1

AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT OF SUNOCO PARTNERS LLC

This AMENDMENT NO. 1, dated as of January 1, 2003 (this “Amendment”), to the Second Amended and Restated Limited Liability Company Agreement of Sunoco Partners LLC, dated as of April 30, 2002 (the “LLC Agreement”) is adopted, executed and agreed to by Sun Pipe Line Company of Delaware, a Delaware corporation, Sun Pipe Line Company, a Texas corporation (“SPL”), Sunoco, Inc. (R&M), a Pennsylvania corporation, Atlantic Petroleum Corporation, a Delaware corporation, and Atlantic Refining & Marketing Corp., a Delaware corporation, (the foregoing referred to in the aggregate as “Members”), and Sunoco Partners LLC, a Pennsylvania limited liability company (the “Company”).

Recitals

WHEREAS, except as otherwise provided herein, capitalized terms used herein have the meanings assigned to them in the LLC Agreement;

WHEREAS, section 5.01 of the LLC Agreement provides that the Members’ Interests in the Company as set forth on Exhibit A of said Agreement shall be adjusted to reflect a final determination of the value of their Capital Contributions and the Company’s assets; and

WHEREAS, the Members desire to desire to amend the LLC Agreement to revise the effective date of the adjustment to the Members’ Interests as set forth on Exhibit A, and the Company and its Members desire to revise Exhibit A to reflect their agreement as to the final determination of the value of the Members’ Capital Contributions and corresponding Membership Interests.

NOW, THEREFORE, the Members and the Company agree as follows:

SECTION 1. Amendment to Section 5.01. Section 5.01 of the LLC Agreement is amended to substitute “January 1, 2003” for “the date hereof” in the second sentence of the second paragraph.

SECTION 2. Amendment to Exhibit A. The Company and its Members have agreed to the value of the Members’ Capital Contributions and the Company’s assets as reflected in the Members’ Interests in Exhibit A to the LLC Agreement, which is amended to read in its entirety as follows:

EXHIBIT A

Member	Membership Interest	Capital Contribution
Sun Pipe Line Company of Delaware	17%	$161 Million

Sun Pipe Line Company	50%	$485 Million

Sunoco, Inc. (R&M)	13%	$122 Million

Atlantic Petroleum Corporation	17%	$165 Million

Atlantic Refining & Marketing Corp.	3%	$34 Million

SECTION 3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

SECTION 4. Counterparts. This Amendment may be executed in any number of counterparts and by the different Members in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[COUNTERPART SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Company and its Members have executed this Amendment as of the date first set forth above.

SUNOCO PARTNERS LLC

By:	/s/ DEBORAH M. FRETZ
Name:	Deborah M. Fretz
Title:	President and Chief Executive Officer

SUN PIPE LINE COMPANY OF DELAWARE

By:	/s/ DAVID A. JUSTIN
Name:	David A. Justin
Title:	President

SUN PIPE LINE COMPANY

By:	/s/ DEBORAH M. FRETZ
Name:	Deborah M. Fretz
Title:	President

SUNOCO, INC. (R&M)

By:	/s/ THOMAS W. HOFMANN
Name:	Thomas W. Hofmann
Title:	Senior Vice President and Chief Financial Officer

ATLANTIC PETROLEUM CORPORATION

By:	/s/ BARRY H. ROSENBERG
Name:	Barry H. Rosenberg
Title:	President

ATLANTIC REFINING & MARKETING CORP.

By:	/s/ ROBERT W. OWENS
Name:	Robert W. Owens
Title:	President

3